UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Dynavax Technologies Corporation

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On June 5, 2025, Dynavax Technologies Corporation (the “Company”) submitted the attached statement in response to a report issued by Glass, Lewis & Co. on June 3, 2025, relating to the Company’s 2025 Annual Meeting of Stockholders.

June 5, 2025

Re: Dynavax 2025 Annual Meeting of Stockholders Glass Lewis Report

Dear Dynavax Stockholders,

We appreciate the opportunity to respond directly to the recent Glass Lewis Report regarding Dynavax’s upcoming Annual Meeting of Stockholders.

Glass Lewis’ report acknowledges that the Company’s 2019 strategic pivot toward vaccines has driven meaningful stockholder value creation, with a 203% total return over the last five years1 far outperforming peers and relevant indices. The report also recognizes the strength and depth of our Board, which has been significantly refreshed and now includes directors with extensive, relevant expertise across vaccine development, commercialization and public company leadership. We firmly disagree with the report’s conclusion, as the individuals Glass Lewis recommends against, Brent MacGregor and Scott Myers, have been instrumental to the success the report acknowledges and bring critical experience and leadership that are essential to Dynavax’s continued success and value creation.

Glass Lewis’ recommendation seems rooted in a liquidity analysis that simply proves we have more cash than our peers; this fails to account for our anticipated capital needs and interprets prudent capital allocation as excessive conservatism. The report also mistakenly characterizes our reluctance to grant direct board representation to an investor who we believe to be pursuing a value-destructive strategy as insufficient responsiveness to stockholder feedback, which overlooks our concerted efforts to reach a reasonable compromise.

Replacing any Dynavax directors with Deep Track’s underqualified nominees would disrupt the momentum of our clearly successful long-term strategy and put stockholder value at risk. As Glass Lewis notes, the skills Deep Track’s candidates claim to offer are already well-represented on our Board. Additionally, the report raises valid concerns about Brett Erkman’s lack of experience and rigid alignment with Deep Track’s narrow agenda, which prioritizes short-term gain at the expense of long-term value. In addition, Donald Santel does not have any vaccine specific expertise, his public C-suite experience ended ten years ago and his background is not additive to the skills of the existing Board or Mr. MacGregor or Mr. Myers.

Dynavax has the right strategy, the right leadership and a proven record of delivering results.

Ryan Spencer

Chief Executive Officer

1 As of April 17, 2025, the date Dynavax filed its definitive proxy.

2100 Powell Street, Suite 720, Emeryville, California 94608

Phone: 510-848-5100 Toll-Free: 877-848-5100  Fax: 510-848-1327 www.dynavax.com